Exhibit 10.5

SEI/INSS - 1886196 - Technical Cooperation Agreement - TCA

NATIONAL INSTITUTE OF SOCIAL SECURITY

Benefits Board

General Coordination for Payments and Social Security Services Management

Coordination of Benefit Payment and Management

Division of Payroll Deductions in Benefits

TECHNICAL COOPERATION AGREEMENT – TCA No. 103/2020

Case No. 35014.031245/2019-22

TECHNICAL COOPERATION AGREEMENT EXECUTED BY THE NATIONAL INSTITUTE OF SOCIAL SECURITY AND THE AGREEING PARTY, FOR THE PROCESSING OF DEDUCTIONS RESULTING FROM LOANS AND TRANSACTIONS WITH CREDIT CARDS TO THE HOLDERS OF RETIREMENT AND PENSION BENEFITS OF THE GENERAL SOCIAL-SECURITY SYSTEM

The NATIONAL INSTITUTE OF SOCIAL SECURITY, hereinafter referred to as INSS, a Federal Autonomous Agency linked to the Ministry of Economy, established under the legislative authorization provided in article 17 of Law No. 8029, dated April 12, 1990, and created by Decree No. 99.350, dated June 27, 1990, and restructured by Decree No. 9.746 of April 8, 2019, with headquarters at Setor de Autarquias Sul, Quadra 2, Bloco “O”, Brasília/DF, Postal Code 70070-946, enrolled with the Brazilian Corporate Taxpayers Register (CNPJ) under No. 29.979.036/0001-40, herein represented by its Benefits Officer, ALESSANDRO ROOSEVELT SILVA RIBEIRO, acting under the authority granted by article 19 of Exhibit I to Decree No. 9.746 of 2019 and AGIBANK FINANCEIRA S.A. - CRÉDITO, FINANCIAMENTO E INVESTIMENTO, hereinafter referred to as AGREEING PARTY, headquartered at Rua Mariante, 25, 8th floor, Bairro Rio Branco, Porto Alegre, Rio Grande do Sul, Postal Code: 90430-181, enrolled with the CNPJ under No. 13.660.104/0001-74, hereinafter referred to as APPLICANT, herein represented by its Chief Executive Officer MARCIANO TESTA, and its Executive Officer VITOR HRUBI, by virtue of the powers granted to them in Article 21 of the Bylaws of the Agreeing Party, enter into this TECHNICAL COOPERATION AGREEMENT, hereinafter referred to as the AGREEMENT, in accordance with the provisions set forth in art. 116 of Law No. 8.666 of June 21, 1993; in Law No. 10820 of December 17, 2003; in INSS/PRES Normative Instruction No. 28 of May 16, 2008, and in case NUP No. 35000.000799/2006-12, under the following terms and conditions:

SECTION ONE – PURPOSE

This AGREEMENT aims to implement the provisions of Article 6 of Law No. 10820 of 2003, for the processing of payroll deductions from social security benefits, where the beneficiary has taken out a personal loan and/or transaction with credit cards with the Agreeing Party.

Sole paragraph. To carry out credit transaction as provided for in the head paragraph, the beneficiaries must have sufficient payroll-deductible margin to cover the installments resulting from the agreed transaction, pursuant to the provisions of the applicable law.

SECTION TWO – LOANS AND TRANSACTIONS WITH CREDIT CARDS

The Agreeing Party, provided that it complies with the applicable rules for institutions in the National Financial System and respects its budgetary schedules, operational rules, and loan granting policy, may grant loans and/or credit cards to benefit holders, under the terms established in INSS/PRES Normative Instruction No. 28, of May 16, 2008, as amended by INSS/PRESS No. 100 of December 28, 2018, or any subsequent replacement.

SECTION THREE – OBLIGATIONS

Paragraph 1. Obligations of INSS:

I –to transfer the amounts payroll-deducted from the monthly income of the social security benefits, in favor of the Agreeing Party, through a deposit into the indicated checking account or transfer to the “bank reserve” account, via the Reserve Transfer System – STR, through a specific message contained in the Brazilian Payment System – SPB message catalog, by the fifth business day of the month following the credit’s reference period;

II – to suspend the payroll deduction or establishment of Payroll-Deductible Margin Reserve (RMC) in the benefit system, if there is no authorization or the Agreeing Party does not respond to the request within the deadlines and forms set forth in INSS/PRES Normative Instruction No. 28 of 2008, or any subsequent replacement;

III – to reactivate, pursuant to Article 3, sole paragraph, of INSS Resolution No. 321, of July 11, 2013, in the Benefits System, the payroll deductions or the establishment of a Payroll-Deductible Margin Reserve (RMC) that was suspended, pursuant to art. 47, item I of INSS/PRES Normative Instruction No. 28 of 2008, upon submission by the Agreeing Party of documents proving the effective existence of the authorization by the benefit holder, thereby characterizing the payroll deduction as valid. This reactivation must occur within a maximum period of ten (10) days from the date of receipt of the aforementioned documents by Directorate of Benefits and Citizen Relations (DIRBEN).

IV – to withhold the amounts related to the installments of the loans and credit card transactions authorized by benefit holders and transfer them to the Agreeing Party, within the period established in subsection I of this paragraph, with INSS not being jointly or subsidiarily liable for the agreed-upon transactions, as well as for undue deductions, provided that the event has not been caused by the lack of a specific action by the INSS, made in noncompliance with the obligations established in this AGREEMENT;

V – upon verification of any compliance violation in the payroll deduction, if the Agreeing Party has not acted in accordance with subsection XXXIII, Paragraph 2 of Section Three of this AGREEMENT, the payroll deduction will be deleted;

VI – to quarterly check the regular standing of the financial institutions in the Financial Administration Integrated System - SIAFI, in the Unified Supplier Registration System - SICAF, as well as if they are not included in the Unpaid Credit Information Record – CADIN, by sending an official letter to the General Coordination of Budgets, Finance, and Accounting - CGOFC, in the event of pending matters, suspending the transfer of the payroll-deducted amounts until actual regularization, and suspending new annotations of the financial institution if the pending matter is not regularized within fifteen (15) days as from communication of the event, in compliance with the provisions of art. 38, paragraphs 1 and 2 of PRES/INSS Normative Instruction No. 28 of 2008;

VII – to require that every Financial Institution authorized to carry out payroll-deducted loan transactions, as provided for in Law No. 10820, of 2003, registers on the consumidor.gov.br platform as a supplier (a company previously registered to receive, respond to, and resolve consumer complaints in the system);

VIII – to encourage the training of service providers, especially those designated to provide responses on the consumidor.gov.br platform, through distance-learning courses offered by the National Consumer Defense School (ENDC) on the ead.consumidor.gov.br website, focused on consumer protection and defense;

IX – to monitor the complaints filed by INSS beneficiaries on the consumidor.gov.br platform against Financial Institutions operating in the modalities provided for by Law No. 10820, of 2003, and authorized by INSS, monitoring and periodically analyzing the registered records, focusing on the quality of the produced information, including using this as an evaluation tool for entering into new Technical Cooperation Agreements, as well as for the renewal of existing agreements; and

X - to guide INSS beneficiaries to seek assistance from the Consumer Protection and Defense Programs (PROCON) when they are unsuccessful in resolving the complaint filed on the consumidor.gov.br platform, as well as to facilitate their access to the agencies that comprise the National Consumer Protection System.

Paragraph. 2 Obligations of the Agreeing Party:

I - to disclose the rules of this AGREEMENT to the benefit holders who have authorized payroll deductions or the establishment of the Payroll-Deductible Margin Reserve (RMC) directly in their benefits, complying, in the advertising materials disseminated, with the rules set forth in Law No. 8078, of September 11, 1990 – Consumer Protection Code, especially those provided for in Articles 37 and 52;

II - for the inclusion of loan contracts in the processing of the payroll of benefits for the current month, to send to the technology company in charge, by the second business day of each month, the file containing the information on the personal loan or credit card transactions – RMC in which the beneficiaries have authorized the payroll deduction directly from the monthly income of the retirement or pension benefits they hold and have previously authorized, as provided for in INSS/PRES Normative Instruction No. 28 of 2008, or another that may replace it, use of the personal data transmitted, subject to the payout of the “Integration Protocol” established between the Brazilian Federation of Banks – FEBRABAN and the INSS, jointly with the technology company in charge;

III - the payroll deductions carried out through credit card must be sent to the technology company in a consolidated manner in a single amount per month, starting from the twenty-fifth (25th) of each month until the second business day of the following month;

IV - to inform the technology company in charge, for the exclusion of the payroll deduction, of the termination of the loan contract or credit card transaction entered into between the benefit holder and the Agreeing Party, by the second business day following the occurrence (contract termination), under penalty of retroactive disallowances being applied as of the date of the event, adjusted for inflation based on the variation of the Referential Rate of the Special System for Settlement and Custody (SELIC), from the date the undue credit occurred to the second business day prior to the transfer date;

V - to forward to the technology company in charge, within the deadlines and formats established in INSS/PRES Normative Instruction No. 28 of 2008, or another that may replace it, proof of the payroll deduction authorization or creation of RMC;

VI - to keep, for five (5) years, counted from the date of termination of the loan or from the validity of the credit card, the authorization signed in writing or electronically by the benefit holder, using:

a) the payroll-deduction authorization provided for as an Exhibit to INSS/PRES Normative Instruction No. 28 of 2008 or another that may replace it;

b) the loan contract executed; or

c) the credit card transaction that contains an express authorization clause allowing direct deduction from the monthly income of the social-security benefit or the creation of RMC;

VII - to comply with and enforce the rules issued by INSS and the applicable legislation;

VIII - to provide all clarifications related to the subject matter of this AGREEMENT, when requested by INSS, within the deadlines and formats established in INSS/PRES Normative Instruction No. 28 of 2008, or another that may replace it, and the applicable legislation;

IX - to formally designate a representative and an alternate to handle the issues related to the implementation of this AGREEMENT with the Division of Payroll-Deductible Benefits, creating an institutional email account and providing a telephone channel specifically to establish direct communication with INSS, notifying any changes at least ten (10) days in advance;

X - to maintain, during the performance of this AGREEMENT, the qualification and eligibility conditions required for its execution;

XI - to inform INSS, within a maximum of five (5) business days, of any corporate changes that may occur in its structure or branches, whether due to merger, amalgamation, or discontinuance of activities, so that, if necessary, procedures may be adopted regarding the transfer of contracts and the respective fund transfers;

XII - to provide all the necessary infrastructure and logistics to support file exchanges via teleprocessing, according to the standards defined by the technology company in charge, and integrate its service channels to the platform provided by the technology company, so that the interactions and processing of statements made by the beneficiary be carried out electronically;

XIII - in the event of prior authorization, the financial institution undertakes to use the collected data solely for the specific purposes for which authorization was granted;

XIV - to send, monthly, to the benefit holders who use the credit card, a statement with a detailed description of the transactions carried out, containing the amount and place where they were carried out, as well as inform the phone number and address for inquiries;

XV - to release the agreed-upon amount within a maximum period of two (2) business days, counted from the confirmation of the payroll deduction registration;

XVI - to inform the benefit holder, within the period described in subsection XV of this paragraph, the location and date on which the loan or withdrawal amount will be released, especially when this is done through a money order;

XVII - to be responsible for providing the information on the amounts to be payroll-deducted, which must correspond to the amount actually agreed upon in the contract entered into between the Agreeing Party and the benefit holder, and for the information regarding the benefits that will be subject to the respective deduction;

XVIII - to provide information to the benefit holders, as well as to carry out any necessary adjustments regarding the payroll deductions carried out;

XIX - to adapt its implementation procedures, such as discount authorization forms, advertising material, among others, in compliance with the rules issued by INSS and the applicable legislation, regardless of an amendment to this Agreement, respecting the transactions already carried out and the subject matter of this AGREEMENT;

XX - not to collect, distribute, make available, transfer, or sell information of INSS beneficiaries within the limits of the applicable legislation, except in cases provided for in current legislation;

XXI - not to enter into a loan or credit card contract by phone, or by any other means that does not require written or electronic authorization, from the benefit holder;

XXII - not to engage in any active marketing activity, commercial offer, proposal, targeted advertising to INSS beneficiaries, except in the cases permitted by INSS internal rules;

XXIII - not to use INSS identification symbols for any purpose, and not to use the AGREEMENT to present oneself as an INSS employee, contractor, service provider, attorney, correspondent, intermediary, or agent to offer its products or services;

XXIV – to check, in the case of transactions carried out by the legal representative, if the legal representative has judicial authorization allowing deduction from the respective benefit of the ward, under penalty of nullity of the agreement;

XXV - to immediately cancel the credit card when requested by the beneficiary, and to send the command to exclude the Payroll-Deductible Margin Reserve (RMC) to the technology company in charge within a maximum of five (5) business days from the date of settlement of the outstanding balance;

XXVI - to provide, within five (5) business days, to the beneficiary requesting early settlement of their contract, the bank payment slip, debit to account, or bank transfer, itemizing the total amount advanced, the discount amount, and the net amount payable, in addition to a spreadsheet demonstrating the calculation of the outstanding balance;

XXVII - to register on the consumidor.gov.br platform as a supplier (company previously registered to receive, respond to, and resolve consumer complaints on the system), in accordance with the normative acts issued by the National Consumer Secretariat (SENACON), to respond to complaints related to the subject matter of the AGREEMENT, which must be maintained even after the end of its validity, while there are active loan contracts, under penalty of suspension of the transfer of payroll-deducted amounts until the situation is regularized, without prejudice to other applicable penalties;

XXVIII - to ensure that the service providers designated to respond on the consumidor.gov.br platform take the distance-learning courses available on the virtual National Consumer Defense School (ENDC) website (ead.consumidor.gov.br), which cover consumer protection and defense;

XXIX - to monitor daily the complaints received on the consumidor.gov.br platform related to the payroll-deductible loan/credit card/Payroll-Deductible Margin Reserve (RMC) modality for INSS beneficiaries, analyze and respond to them within ten (10) days, in a clear, objective, and concise manner, attaching the relevant documents, such as the payroll deduction authorization, Payroll-Deductible Margin Reserve (RMC) establishment or credit card issuance, and proof of refund of amounts, regardless of receiving any notice, counted from the registration of the complaint;

XXX - to be fully responsible, before the beneficiaries and the INSS, for the authenticity of the information provided and the documents submitted for the purpose of carrying out the payroll deduction, constitution of Payroll-Deductible Margin Reserve (RMC), issuance of credit card and resolution of complaints registered on the consumidor.gov.br platform;

XXXI - to contact the complainant, whenever necessary, with the purpose of obtaining additional information to resolve the reported issue, within the period granted for the complaint analysis, using the consumidor.gov.br platform itself or other contacts provided by the consumer in their registration. The response period will not be suspended or interrupted due to the request for additional information;

XXXII - upon detecting compliance violations in the contract, to send to the technology company in charge the data related to the contract for exclusion, as well as the release of the payroll-deductible margin;

XXXIII - to return the payroll-deducted amount/withheld, within a maximum period of two (2) business days, when a compliance violation is proven in the arrangement of loan transactions, adjusted for inflation based on the variation of the SELIC rate, from the due date of the installment related to the undue payroll deduction to the business day prior to the actual refund, in the manner provided for in Paragraph 5 of this Section, sending proof to the technology company in charge;

Paragraph 3. If there is a rejection of amounts from payroll deductions made under subsection I of Paragraph 1, due to changes in registration or banking data not timely reported by the Agreeing Party to the General Coordination for Budget, Finance, and Accounting of the INSS, the transfer will only occur in the subsequent cycle after the registration update;

Paragraph 4. The amounts referred to in subsection XV of Paragraph 2 of this Section shall be credited:

I - directly into the beneficiary’s bank checking account under the agreement, in which the social security benefit is deposited, whenever that is the payment method of the benefit;

II - for beneficiaries who receive their benefits via magnetic card, the deposit shall be made into a checking or savings account expressly designated by the benefit holder, for which they are the account holder, or via money order, preferably at the branch/bank where they receive their monthly benefit; and

III - mandatorily to the bank account held by the accredited company authorized by the Ministry of Tourism where the beneficiary has acquired the “Viagem Mais – Senior Travel Program” travel package, and it shall include the program identification code in the annotation routine, as provided for in the integration protocol;

Paragraph 5. The submission of contracts and other formalization instruments referred to in subsection V of Paragraph 2 of this Section shall be automated, through integration between the technology company in charge and the financial institutions.

SECTION FOUR – AUTHORIZATIONS

The Agreeing Party shall be fully responsible, before the beneficiaries and INSS, for the authenticity of the information contained in the file sent to the technology company in charge, as provided in subsection II of Paragraph 2 of Section Three, as well as for the authenticity of the following documents and information:

I - authorization for the execution of the payroll deduction or the establishment of Payroll-Deductible Margin Reserve (RMC) shall remain valid while subscribed by the benefit holder or their legal representative authorized by court decision, as permitted by Article 3 of INSS/PRES Normative Instruction No. 28 of 2008;

II - the contract value; the number of installments; the installment amounts; the contract number; the CNPJ of the bank branch or bank correspondent that carried out the transaction;

III - prior authorization instrument;

IV - the Informed Consent Form (TCE) shall be used in cases involving credit card contracts with Payroll-Deductible Margin Reserve.

Paragraph 1. The inaccuracy or compliance violation of the information provided shall result in the return of amounts unduly payroll-deducted by the financial institution that sent the electronic file referred to in subsection II of Paragraph 2 of Section Three, as well as the penalties provided for in Article 52 of INSS/PRES Normative Instruction No. 28 of 2008;

Paragraph 2. Until full payment of the loan or of the credit card transaction, the payroll deduction authorization or establishment of Payroll-Deductible Margin Reserve (RMC) may only be canceled with the prior authorization of the Agreeing Party, or if it does not comply with the provisions of subsection V of Paragraph 2 of Section Three;

Paragraph 3. If electronic means are used to receive the express authorization of the benefit holder, it may only occur when they ensure the integrity of the information, ownership, and non-repudiation, so that they can comply with the provisions of Section Three, paragraph 2, item VI.

Paragraph 4. The authorization of the benefit holder for deduction of the loan from the payroll or the establishment of the RMC may not be made over the phone, and voice recording and any other means that do not require authorization signed in writing, or electronic, by the benefit holder cannot be used as means to prove the express authorization of the benefit holder;

Paragraph 5. The authorization for the deduction of the loan amounts from the payroll and/or the establishment of RMC in the social security benefit shall contain the wet or electronic signature of the holder:

I – in the loan contract that contains a clause authorizing payroll deduction, provided that it contains all personal data of the beneficiary; or

II – in the prior authorization, when used by the contracting financial institution to collect data required to formalize the reference financial transaction; and

III – in the Informed Consent Form – TCE, for RMC contracts.

Paragraph 6. The financial institution, regardless of the type of credit adopted, shall only send the file for registration of the credit after the proper signing of the contract by the beneficiary client, even if carried out electronically;

Paragraph 7. Failure to comply with the previous paragraph shall result in full responsibility of the financial institution involved, and in case of illegality verified by INSS, the transaction will be considered irregular and unauthorized, leading to the exclusion of the payroll deduction/Payroll-Deductible Margin Reserve (RMC).

SECTION FIVE – RESPONSIBILITIES

The Agreeing Party shall bear sole responsibility for the transactions involving loan and credit card, and for the information regarding the amounts to be payroll-deducted, which shall correspond to the amounts actually agreed upon in the contract entered into between the Agreeing Party and the benefit holder, and for the information regarding the benefits subject to the respective deduction.

Paragraph 1. Any deduction made in disagreement with the provisions of this AGREEMENT, or in the event of compliance violations concerning the benefit holder’s information or amounts payroll-deducted or unduly withheld from the social security benefit, shall be the responsibility of the Agreeing Party, which shall adjust the amounts for inflation and refund them within the deadlines and in the manner set forth in INSS/PRES Normative Instruction No. 28 of 2008, or any that may replace it, without prejudice to measures related to civil and criminal liability;

Paragraph 2. The technology company in charge shall be responsible for the security of the information transmission routine of credits in favor of the Agreeing Party, in compliance with Article 2 of INSS/PRES Normative Instruction No. 28 of 2008.

Paragraph 3. If the full processing of the payroll deductions due in the social security benefits fails, as a result of an operational failure by the technology company in charge, it shall be held liable for paying the amount corresponding to the cost of processing the payroll-deductible installments for each payroll-deductible installment not processed.

Paragraph 4. The costs referred to in Paragraph 3 of this Section shall be transferred no later than the fifth business day of the month following the occurrence, by credit to a checking account to be provided by the Agreeing Party.

Paragraph 5. The Agreeing Party and the technology company in charge shall be liable, civilly, criminally, and administratively:

I – in the event of providing false information and/or documents;

II – for any failures and errors of any nature that cause damage to the INSS, the beneficiary, or both parties, in the procedure adopted for performance of the agreed-upon services; and

III – for the misuse of information of the INSS and the beneficiary to which they have access, as well as for failing to maintain its confidentiality.

Paragraph 6. Under no circumstances shall the INSS bear liability for the transactions described in Section One beyond deducting the amounts relating to the loan and credit card transaction instalments authorized by the beneficiary holders and transferring them to the Agreeing Party, within the deadline set forth in subsection I of Paragraph 1 of Section Three, and the INSS shall not be jointly and/or severally liable for the agreed transactions, as well as for undue discounts, except if the event has been caused by the lack of a specific action by the INSS, carried out in noncompliance with the obligations set forth in this AGREEMENT.

Paragraph 7. The provisions of this section shall ensure the Agreeing Party the right to a full adversary proceeding and opportunity to be heard, as described in art. 52-A of INSS/PRES Normative Instruction No. 28 of 2008, or any that may replace it.

Paragraph 8 Breach of an agreed section shall result in the suspension or termination of this AGREEMENT, without prejudice to the penalties provided for in Article 52 of INSS/PRES Normative Instruction No. 28 of 2008, or any that may replace it.

SECTION SIX – PROCEDURES TO IMPLEMENT PAYROLL DEDUCTION

The Work Plan, which is an integral part of this AGREEMENT for all purposes of law, shall contain the operational procedures required for performance of the subject matter hereof.

Paragraph 1. The exchange of information between the technology company in charge and the Agreeing Party shall be regulated between the Brazilian Federation of Banks – FEBRABAN and the technology company in charge, and it shall formalize the agreement, as well as make the necessary adaptations to the systems within ninety (90) days as from publication of this AGREEMENT, under penalty of termination

SECTION SEVEN– REIMBURSEMENT OF OPERATIONAL COSTS AND GENERAL PROCEDURES

There is no budgetary transfer between the Agreeing Parties; however, there shall be reimbursement to INSS for operational costs involving payroll-deductible loans. The contract entered into between the agreeing party and the technology company in charge shall address the operational cost due to the latter, within the limits set forth in Paragraphs 5 and 8 of this section, in addition to the provisions of INSS/PRES Normative Instruction No. 28 of 2008.

Paragraph 1. INSS shall carry out an annual assessment of the operational costs incurred due to agreed-upon payroll-deductible loan transactions.

Paragraph 2. The operational costs referred to in paragraph 1 of the head paragraph shall be fixed in a specific act by the INSS, as published annually, for purposes of charging financial institutions.

Paragraph 3. The calculated amount shall be charged to the financial institutions in the fiscal year following the assessed year, proportionally to the number of payroll-deductible personal loan and credit card contracts at the time of transferring the funds related to the respective payroll deductions.

Paragraph 4. Specific costs related to information technology transactions shall be charged directly by the technology company in charge to the financial institutions and handled between the technology company in charge and the financial institution or equivalent entity without INSS intervention.

Paragraph 5. The reimbursement amounts shall correspond exclusively to the costs of developing, maintaining, and updating routines, procedures, and systems involving payroll-deductible loans at INSS;

Paragraph 6. Should the Agreeing Party fail to make the reimbursement under the terms of this Section within the period to be defined by the act referred to in paragraph 2 of this Section, such amount shall be subject to adjustment for inflation between the due date and the actual payment date, based on the index corresponding to the variation of the General Market Price Index (IGP-M), calculated on a pro rata die basis.

Paragraph 7. INSS may, at any time, request the presentation of loan transaction contracts or the return of amounts, adjusted for inflation by the Federal Securities Reference Rate – Remuneration (SELIC), that were overcharged or charged in disagreement with the provisions of INSS/PRES Normative Instruction No. 28 of 2008, or any that may replace it.

Paragraph 8. Failure to reimburse the amounts assessed by INSS within the defined period shall result in the withholding of the amount due from the credit to be transferred to the Financial Institution; any remaining outstanding balance shall be registered with the Register of Outstanding Debts with the Federal Government (CADIN) or with Overdue Federal Tax Liability, in accordance with applicable legislation.

SECTION EIGHT – EFFECTIVENESS

This AGREEMENT shall remain in effect for five years from the date of its publication, and may be extended, on an exceptional basis, duly justified and with the permission of the higher authorities of the INSS, once and for a period of twelve months, through an Amendment Agreement.

Paragraph 1. Renewal of this Agreement is subject to prior analysis of the effectiveness in fulfilling its purpose, including with respect to the compliance and proper conduct of the interested Financial Institution’s operations and other elements related to the statistics on complaint occurrences against the agreeing party filed with the General Ombudsman and/or consumer protection agencies, as well as the achievement of the goals established in the Work Plan, resulting in a conclusion for its continuation.

Paragraph 2. INSS may, at any time, evaluate the effectiveness of compliance with this AGREEMENT and the goals established in the Work Plan, using data obtained from the technology company in charge, the Ombudsman, the consumidor.gov.br platform, the Judiciary, and the Public Prosecutor’s Office, among others, to decide on the possibility of terminating the Agreement, under the terms of Section Nine, without prejudice to determining the liability of the Agreeing Party for non-compliance with obligations in the performance of this Agreement.

SECTION NINE – TERMINATION, SUSPENSION, AND RESCISSION

This AGREEMENT may be terminated at any time, by means of prior written notice served at least thirty (30) days in advance, and new contracting of transactions shall be suspended as from effectiveness of the termination. The obligations and responsibilities of the INSS and the Agreeing Party, or their successors, as set forth herein, shall, however, remain in effect until the settlement date of the last agreement entered into under this AGREEMENT, with respect to the loans and credit card transactions already granted.

Paragraph 1. This AGREEMENT shall be suspended, by determination of INSS, in the event of any situation provided for in items I to IV of Article 52 of INSS/PRES Normative Instruction No. 28 of 2008, as amended by INSS/PRES Normative Instruction No. 100 of 2018, or any that may replace it.

Paragraph 2. This AGREEMENT shall be rescinded in the situations provided for in article 52, item V of INSS/PRES Normative Instruction No. 28 of 2008, or any that may replace it, as well as in cases of failure to transfer the operational costs provided for in Paragraph 1 of Section Seven.

Paragraph 3. In the cases provided for in Paragraph 2 of this Section, in addition to the rescission, there shall also be a prohibition on entering into a new agreement for up to five years.

Paragraph 4. The suspension of this AGREEMENT, for the reasons described in Paragraph 1 of this Section, may have the penalty canceled if INSS finds that the determining reasons have been remedied, or the AGREEMENT may be rescinded if the Agreeing Party repeatedly presents records of compliance violations, failing to comply with the provisions of this AGREEMENT or the regulations issued by the Government Agency.

Paragraph 5. Upon finding compliance violations in payroll deductions/retention/Payroll-Deductible Margin Reserve (RMC) transactions carried out by the financial institutions or their banking correspondents, in advertising, in failure to respond, or in the provision of false or incorrect information to beneficiaries, without prejudice to regular transactions, INSS shall impose the penalties provided for in Paragraphs 1 and 2 of this Section, once the responsibility of the Agreeing Party is determined after due legal process, respecting adversary proceeding and opportunity to be heard, as described in Article 52-A of INSS/PRES Normative Instruction No. 28 of 2008, or any that may replace it.

Paragraph 6. Once any compliance violation is identified, INSS shall send a notice to the Agreeing Party describing the alleged non-compliant conduct, to file a defense within ten (10) days after receiving the notification, in adherence to due process of law.

Paragraph 7. This AGREEMENT shall be suspended in the event of temporary deactivation of the Financial Institution from the consumidor.gov.br platform and shall be rescinded in the event of permanent deactivation.

Paragraph 8. This AGREEMENT shall be suspended if the average response time to complaints in the payroll-deductible loan/credit-card/Payroll-Deductible Margin Reserve (RMC) category for INSS beneficiaries, registered on the consumidor.gov.br platform, if it exceeds the period set forth in subsection XXIX of Paragraph 2 of Section Three.

Paragraph 9. This AGREEMENT shall be rescinded if the average response time to the complaints mentioned in the previous paragraph, as determined by the platform itself, does not meet the period established in subsection XXIX of Paragraph 2 of Section Three within thirty (30) days of the suspension.

Paragraph 10. If the resolution rate of complaints recorded on the consumidor.gov.br platform is below forty percent (40%) in the payroll-deductible loan/credit-card/Payroll-Deductible Margin Reserve (RMC) category for INSS beneficiaries, this Agreement may be provisionally suspended for thirty (30) days, extendable for an equal period, for investigation, through an adversary proceeding, respecting the opportunity to be heard, as described in Article 52-A of INSS/PRES Normative Instruction No. 28 of 2008, or any that may replace it.

Paragraph 11. If the justifications presented for the low resolution rate, as provided in the previous paragraph, are not accepted, the agreement shall be rescinded.

SECTION TEN – OVERSIGHT

Oversight and the application of procedures, sanctions, or penalties shall be the responsibility of INSS, in accordance with current regulations, based on data made available by the technology company in charge and by the consumidor.gov.br platform.

Paragraph 1. The technology company in charge shall make available, on a monthly basis, in an information system exclusive to INSS, managerial and transactional-level data on payroll-deductible loan transactions, as well as detailed records and data related to the contracts.

Paragraph 2 When requested, the Agreeing Party shall provide, through the technology company, the documents that supported the formalization of the payroll deduction.

SECTION ELEVEN –PUBLICATION

The INSS shall provide publication of this AGREEMENT within the term and in the form provided for in art. 61, sole paragraph of Law No. 8.666 of 1993.

SECTION TWELVE – JURISDICTION

The Jurisdiction of the Federal District Court is hereby elected, with express waiver of any other, however privileged it may be, to resolve disputes arising from this AGREEMENT. In witness whereof, the Parties sign this AGREEMENT electronically, in the presence of the identified witnesses, which also sign it, for it to produce legal effects.

Brasília, October 8, 2020.

/s/ Alessandro Roosevelt Silva Ribeiro

ISS Benefits Officer

/s/ Marciano Testa

Chief Executive Officer of the Agreeing Party

/s/ Vitor Hruby

Executive Officer of the Agreeing Party